EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made as of the day of April 1, 2018, by and between Sustainable Projects Group Inc., a Nevada corporation with its principal place of business located at 1926 Trade Center Way #2, Naples FL 34109 (“Employer”) and

Stefan Muehlbauer, an individual residing at 12850 Carrington Cir #102, Naples FL 34105 (“Employee”).

WHEREAS, Employer is a publicly listed holding company engaged in business development activities; and WHEREAS, Employee desires to be Chief Executive Director for Employer; and WHEREAS, Employee agrees to serve Employer upon the terms and conditions agreed to and set forth herein NOW, THEREFORE, in consideration of the above recitals which are incorporated herein and made part of this Agreement and the mutual promises and covenants herein contained, it is agreed by and between the parties hereto as follows:

1. Association and Term

Employer agrees to employ Employee, and Employee agrees to become an employee of Employer upon the terms and conditions hereinafter set forth. Subject to the provisions of termination provided hereinafter, the term of this Agreement shall begin as of April 1, 2018, and terminate on March 30, 2021, and shall thereafter be renewed for successive one (1) year terms, unless employment is terminated as otherwise provided. Employer may, from time to time and at Employer’s sole discretion, conduct periodic reviews of Employee’s performance.

2. Duties of Employee

Employee shall be engaged by Employer as Chief Executive Director. Employee shall have such duties of that position as specified from time to time by the Employer in its sole discretion.

Employee covenants that he or she shall use his or her best efforts to lead the company’s development in their role as Chief Executive Officer. Employee shall perform his or her duties faithfully, intelligently, to the best of their ability and in the best interests of Employer for the term of this Agreement and shall abide by Employer’s reasonable policies as they are communicated to Employee from time to time.

3. Duties of Employer

Employer shall assist Employee in his or her work by advice, instruction, and cooperation. Employer shall have the power to oversee and supervise Employee with respect to the means and manner in which Employee performs his or her functions.

Employer shall furnish to Employee from time to time material pertinent to Employee’s job function, including but not limited to, pricing information, delivery information, sale and promotional material, samples and technical information, as Employer receives such information and as it may relate to the efforts of Employee.

4. Compensation

Employee shall be compensated $7,500.00 per year, less the amount of applicable taxes. Employee’s salary shall be adjusted to reflect these payments.

Employee shall receive such salary payments on the first (1st) of each month.

5. Benefits

Employee shall have vacation each year, starting Monday of the week prior to Christmas Day until the first working day following January 1st.. Additionally, following 6 full months of full time employment, Employee becomes eligible for 25 vacation days per year, to be taken within each calendar year.

6. Termination

Either party shall have the right to terminate this Agreement with or without cause upon giving thirty (30) days prior written notice to the other party. If Employee shall give written notice of termination, Employer shall have the right to immediately terminate the Employee’s employment.

This Agreement may be immediately canceled at any time by the Employer, without notice, for cause, which shall include but not be limited to the happening of any of the following events: (1)The Employee’s failure to promptly and adequately perform the duties assigned to him or her by Employer, such performance to be judged in the sole discretion of Employer; (2) the Employee’s breach of any provision of this Agreement; (3) habitual absenteeism; (4) a pattern of conduct which tends to hold the Employer up to ridicule in the community; (5) conduct disloyal to the Employer; and/or (6) conviction of any crime involving moral turpitude.

Additionally, Employer and Employee will work together to establish yearly business targets. Employee shall receive a yearly review of these targets.

7. Non-Competition

(a) During the term of the Employee’s employment, whether pursuant to this Agreement, any renewal hereof or otherwise, the Employee shall not, directly or indirectly, within the territory covered by Employee; enter into, engage in, be employed by, or consult with any business in competition with the business of Employer as it is then conducted and/or was conducted for three (3) month preceding said termination. The restrictions of this Section 7 shall extend to any and all activities of the Employee, whether as an independent contractor, partner or joint venturer, or as an officer, director, stockholder, agent, employee or salesman for any person, firm, partnership, corporation or other entity, or otherwise.

(b) The period of time during which the Employee is prohibited from engaging in certain business practices pursuant to Sections 7(a) shall be extended by any length of time during which the Employee is in breach of such covenants.

(c) It is understood by and between the parties hereto that the foregoing restrictive covenants set forth in Sections 7(a) through (c) are essential elements of this Agreement, and that, but for the agreement of the Employee to comply with such covenants, the Employer would not have agreed to enter into this Agreement. Such covenants by the Employee shall be construed as agreements independent of any other provision in this Agreement. The existence of any claim or cause of action of the Employee against the Employer, whether predicated on this Agreement, or otherwise, shall not constitute a defense to the enforcement by the Employer of such covenants.

(d) It is agreed by the Employer and Employee that if any portion of the covenants set forth in this Section 7 are held to be invalid, unreasonable, arbitrary or against public policy, then such portion of such covenants shall be considered divisible as to time and/or geographic area. The Employer and Employee agree that, if any arbitrator or court of competent jurisdiction determines the specified time period or the specified geographic area applicable to this Section 7 to be invalid, unreasonable, arbitrary or against public policy, a lesser time period and/or geographic area which is determined to be reasonable, non-arbitrary and not against public policy may be enforced against the Employee. The Employer and the Employee agree that the foregoing covenants are appropriate and reasonable when considered in light of the nature and extent of the business conducted by the Employer and Employee’s access to the Employer’s proprietary and confidential information.

8. Confidential Information

During the term of the Agreement and thereafter, Employee shall not, without the prior written consent of Employer, divulge, disclose, give or sell to any person, firm or corporation whatsoever any information which Employee received directly or indirectly from Employer or which Employee acquires or develops in the course of, or incident to his or her employment by Employer including but not limited to, prices, discounts, terms and conditions of sale, customers, business affairs, products, product specifications, designs, plans, manufacturing processes, trade secrets, data and know-how, ideas or technical information. The Employee acknowledges that all such information as described previously in this Section 7, as it may exist from time to time, is a valuable, special and unique asset of the Employer’s business and constitutes trade secrets of the Employer.

9. Disclosure

The Employee agrees that he or she will fully disclose and disclose only to the Employer all ideas, methods, plans, developments, improvements or patentable inventions, of any kind, known, made or discovered by him during the performance of his or her duties under this Agreement.

The Employee also agrees that he or she will fully disclose and disclose only to the Employer all ideas, methods, plans, developments, improvements or patentable inventions which relate directly or indirectly to the business of the Employer and which are known, made or discovered by the Employee at any time during the term of his employment by the Employer. All disclosures are to be made promptly after conception or discovery of the idea, method, plan, development, improvement or invention. Nothing in this Section 8 shall be construed as requiring any communication to the Employer of the ideas, method, plan, development, improvement or invention if lawfully protected by any other lawful prohibition against such communication.

10. Applicable Law

This Agreement shall be governed by and construed in accordance with the laws of Florida.

11. Severability

If any term or provision of this Agreement or application thereof to any circumstance shall to any extent be held to be invalid or unenforceable, the remainder of this Agreement and the application of such term of provision to circumstances other than those to which it is held invalid or unenforceable shall not be affected thereby, and each term or condition of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

12. Binding Nature

The provisions of this Agreement shall inure to the benefit of and be binding upon the Employer and its respective successors, legal representatives, and assigns. This Agreement is a personal employment contract and the rights, obligations and interests of the Employee hereunder may not be sold, assigned, or otherwise transferred.

13. Entire Agreement

This Agreement contains the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements. Except as otherwise provided herein, this Agreement may be changed or modified only by an agreement in writing signed by the parties hereto.

14. Notice

Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and hand-delivered or sent by certified or registered mail, first class, return receipt requested at the addresses first listed above. Either party may change its address for notice purposes by notifying the other party of such change of address, such notice to be in writing.

15. Confidentiality of Terms

The parties to this Agreement hereby agree that the terms and conditions of this Agreement are and will remain confidential and shall not be disclosed to any person or entity who is not a party to this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

Employee:	/s/ Stefan Muehlbauer
Stefan Muehlbauer

Employer:	/s/ Christian Winzenreid
Christian Winzenried (President of the Board)